UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

SCHEDULE 13D

Under the Securities Exchange Act of 1934

(Amendment No. 5)*

EASTMAN KODAK COMPANY

(Name of Issuer)

Common Stock, par value $0.01 per share

(Title of Class of Securities)

277461 40 6

(CUSIP Number)

Marisa Beeney	Stephen S. Sypherd
GSO Capital Partners LP	FS Investment Corporation
345 Park Avenue	FS Investment Corporation II
New York, New York 10154	201 Rouse Boulevard
Tel: (212) 583-5000	Philadelphia, Pennsylvania 19112
Tel: (215) 495-1150

(Name, Address and Telephone Number of Persons Authorized to Receive Notices and Communications)

October 30, 2015

(Date of Event Which Requires Filing of This Statement)

If the filing person has previously filed a statement on Schedule 13G to report the acquisition that is the subject of this Schedule 13D, and is filing this schedule because of §§240.13d-1(e), 240.13d-1(f) or 240.13d-1(g), check the following box.  ☐

Note: Schedules filed in paper format shall include a signed original and five copies of the schedule, including all exhibits. See §240.13d-7 for other parties to whom copies are to be sent.

*	The remainder of this cover page shall be filled out for a reporting person’s initial filing on this form with respect to the subject class of securities, and for any subsequent amendment containing information which would alter disclosures provided in a prior cover page.

The information required on the remainder of this cover page shall not be deemed to be “filed” for the purpose of Section 18 of the Securities Exchange Act of 1934 (“Act”) or otherwise subject to the liabilities of that section of the Act but shall be subject to all other provisions of the Act (however, see the Notes).

CUSIP No. 277461 40 6	Page 2 of 45

1	Names of reporting persons GSO Palmetto Opportunistic Investment Partners LP
2	Check the appropriate box if a member of a group (see instructions) (a) ☐ (b) ☒
3	SEC use only
4	Source of funds (see instructions) OO
5	Check box if disclosure of legal proceedings is required pursuant to Item 2(d) or 2(e) ☐
6	Citizenship or place of organization Delaware
Number of shares beneficially owned by each reporting person with	7	Sole voting power 986,236*
	8	Shared voting power 0
	9	Sole dispositive power 986,236*
	10	Shared dispositive power 0
11	Aggregate amount beneficially owned by each reporting person 986,236*
12	Check box if the aggregate amount in Row (11) excludes certain shares (see instructions) ☐
13	Percent of class represented by amount in Row (11) 2.3%*
14	Type of reporting person (see instructions) PN

*	Based on 42,247,470 shares of common stock, par value $0.01 per share (the “Common Stock”), of Eastman Kodak Company (the “Issuer”) outstanding as of August 8, 2016, as reported in the Issuer’s Form 10-Q filed on August 9, 2016. Based on a closing price of $13.99 per share of Common Stock on October 13, 2016, the 25,682 mandatorily net-settled warrants held by the Reporting Person cannot be settled for shares of Common Stock pursuant to the terms thereof, and the shares underlying such warrants are excluded from the Reporting Person’s beneficial ownership of Common Stock reported herein. Based on the closing price of the Common Stock on October 13, 2016, the Reporting Persons (as defined below) may be deemed to be the beneficial owners of an aggregate of 8,938,916 shares of Common Stock, representing 21.2% of the Common Stock outstanding as of August 8, 2016.

CUSIP No. 277461 40 6	Page 3 of 45

1	Names of reporting persons GSO Credit-A Partners LP
2	Check the appropriate box if a member of a group (see instructions) (a) ☐ (b) ☒
3	SEC use only
4	Source of funds (see instructions) OO
5	Check box if disclosure of legal proceedings is required pursuant to Item 2(d) or 2(e) ☐
6	Citizenship or place of organization Delaware
Number of shares beneficially owned by each reporting person with	7	Sole voting power 1,226,470*
	8	Shared voting power 0
	9	Sole dispositive power 1,226,470*
	10	Shared dispositive power 0
11	Aggregate amount beneficially owned by each reporting person 1,226,470*
12	Check box if the aggregate amount in Row (11) excludes certain shares (see instructions) ☐
13	Percent of class represented by amount in Row (11) 2.9%*
14	Type of reporting person (see instructions) PN

*	Based on 42,247,470 shares of Common Stock outstanding as of August 8, 2016, as reported in the Issuer’s Form 10-Q filed on August 9, 2016. Based on a closing price of $13.99 per share of Common Stock on October 13, 2016, the 32,226 mandatorily net-settled warrants held by the Reporting Person cannot be settled for shares of Common Stock pursuant to the terms thereof, and the shares underlying such warrants are excluded from the Reporting Person’s beneficial ownership of Common Stock reported herein. Based on the closing price of the Common Stock on October 13, 2016, the Reporting Persons may be deemed to be the beneficial owners of an aggregate of 8,938,916 shares of Common Stock, representing 21.2% of the Common Stock outstanding as of August 8, 2016.

CUSIP No. 277461 40 6	Page 4 of 45

1	Names of reporting persons GSO Special Situations Master Fund LP
2	Check the appropriate box if a member of a group (see instructions) (a) ☐ (b) ☒
3	SEC use only
4	Source of funds (see instructions) OO
5	Check box if disclosure of legal proceedings is required pursuant to Item 2(d) or 2(e) ☐
6	Citizenship or place of organization Cayman Islands, British West Indies
Number of shares beneficially owned by each reporting person with	7	Sole voting power 6,103,867*
	8	Shared voting power 0
	9	Sole dispositive power 6,103,867*
	10	Shared dispositive power 0
11	Aggregate amount beneficially owned by each reporting person 6,103,867*
12	Check box if the aggregate amount in Row (11) excludes certain shares (see instructions) ☐
13	Percent of class represented by amount in Row (11) 14.4%*
14	Type of reporting person (see instructions) PN

*	Based on 42,247,470 shares of Common Stock outstanding as of August 8, 2016, as reported in the Issuer’s Form 10-Q filed on August 9, 2016. Based on a closing price of $13.99 per share of Common Stock on October 13, 2016, the 161,144 mandatorily net-settled warrants held by the Reporting Person cannot be settled for shares of Common Stock pursuant to the terms thereof, and the shares underlying such warrants are excluded from the Reporting Person’s beneficial ownership of Common Stock reported herein. Based on the closing price of the Common Stock on October 13, 2016, the Reporting Persons may be deemed to be the beneficial owners of an aggregate of 8,938,916 shares of Common Stock, representing 21.2% of the Common Stock outstanding as of August 8, 2016.

CUSIP No. 277461 40 6	Page 5 of 45

1	Names of reporting persons GSO Special Situations Fund LP
2	Check the appropriate box if a member of a group (see instructions) (a) ☐ (b) ☒
3	SEC use only
4	Source of funds (see instructions) OO
5	Check box if disclosure of legal proceedings is required pursuant to Item 2(d) or 2(e) ☐
6	Citizenship or place of organization Delaware
Number of shares beneficially owned by each reporting person with	7	Sole voting power 0
	8	Shared voting power 0
	9	Sole dispositive power 0
	10	Shared dispositive power 0
11	Aggregate amount beneficially owned by each reporting person 0
12	Check box if the aggregate amount in Row (11) excludes certain shares (see instructions) ☐
13	Percent of class represented by amount in Row (11) 0.0%
14	Type of reporting person (see instructions) PN

CUSIP No. 277461 40 6	Page 6 of 45

1	Names of reporting persons GSO Cactus Credit Opportunities Fund LP
2	Check the appropriate box if a member of a group (see instructions) (a) ☐ (b) ☒
3	SEC use only
4	Source of funds (see instructions) OO
5	Check box if disclosure of legal proceedings is required pursuant to Item 2(d) or 2(e) ☐
6	Citizenship or place of organization Delaware
Number of shares beneficially owned by each reporting person with	7	Sole voting power 272,869*
	8	Shared voting power 0
	9	Sole dispositive power 272,869*
	10	Shared dispositive power 0
11	Aggregate amount beneficially owned by each reporting person 272,869*
12	Check box if the aggregate amount in Row (11) excludes certain shares (see instructions) ☐
13	Percent of class represented by amount in Row (11) 0.6%*
14	Type of reporting person (see instructions) PN

*	Based on 42,247,470 shares of Common Stock outstanding as of August 8, 2016, as reported in the Issuer’s Form 10-Q filed on August 9, 2016. Based on a closing price of $13.99 per share of Common Stock on October 13, 2016, the 11,768 mandatorily net-settled warrants held by the Reporting Person cannot be settled for shares of Common Stock pursuant to the terms thereof, and the shares underlying such warrants are excluded from the Reporting Person’s beneficial ownership of Common Stock reported herein. Based on the closing price of the Common Stock on October 13, 2016, the Reporting Persons may be deemed to be the beneficial owners of an aggregate of 8,938,916 shares of Common Stock, representing 21.2% of the Common Stock outstanding as of August 8, 2016.

CUSIP No. 277461 40 6	Page 7 of 45

1	Names of reporting persons GSO Credit Alpha Trading (Cayman) LP
2	Check the appropriate box if a member of a group (see instructions) (a) ☐ (b) ☒
3	SEC use only
4	Source of funds (see instructions) OO
5	Check box if disclosure of legal proceedings is required pursuant to Item 2(d) or 2(e) ☐
6	Citizenship or place of organization Cayman Islands
Number of shares beneficially owned by each reporting person with	7	Sole voting power 285,769*
	8	Shared voting power 0
	9	Sole dispositive power 285,769*
	10	Shared dispositive power 0
11	Aggregate amount beneficially owned by each reporting person 285,769*
12	Check box if the aggregate amount in Row (11) excludes certain shares (see instructions) ☐
13	Percent of class represented by amount in Row (11) 0.7%
14	Type of reporting person (see instructions) PN

*	Based on 42,247,470 shares of Common Stock outstanding as of August 8, 2016, as reported in the Issuer’s Form 10-Q filed on August 9, 2016. Based on the closing price of the Common Stock on October 13, 2016, the Reporting Persons may be deemed to be the beneficial owners of an aggregate of 8,938,916 shares of Common Stock, representing 21.2% of the Common Stock outstanding as of August 8, 2016.

CUSIP No. 277461 40 6	Page 8 of 45

1	Names of reporting persons GSO Special Situations Overseas Master Fund Ltd.
2	Check the appropriate box if a member of a group (see instructions) (a) ☐ (b) ☒
3	SEC use only
4	Source of funds (see instructions) OO
5	Check box if disclosure of legal proceedings is required pursuant to Item 2(d) or 2(e) ☐
6	Citizenship or place of organization Cayman Islands, British West Indies
Number of shares beneficially owned by each reporting person with	7	Sole voting power 0
	8	Shared voting power 0
	9	Sole dispositive power 0
	10	Shared dispositive power 0
11	Aggregate amount beneficially owned by each reporting person 0
12	Check box if the aggregate amount in Row (11) excludes certain shares (see instructions) ☐
13	Percent of class represented by amount in Row (11) 0.0%*
14	Type of reporting person (see instructions) CO

CUSIP No. 277461 40 6	Page 9 of 45

1	Names of reporting persons GSO Special Situations Overseas Fund Ltd.
2	Check the appropriate box if a member of a group (see instructions) (a) ☐ (b) ☒
3	SEC use only
4	Source of funds (see instructions) OO
5	Check box if disclosure of legal proceedings is required pursuant to Item 2(d) or 2(e) ☐
6	Citizenship or place of organization Cayman Islands, British West Indies
Number of shares beneficially owned by each reporting person with	7	Sole voting power 0
	8	Shared voting power 0
	9	Sole dispositive power 0
	10	Shared dispositive power 0
11	Aggregate amount beneficially owned by each reporting person 0
12	Check box if the aggregate amount in Row (11) excludes certain shares (see instructions) ☐
13	Percent of class represented by amount in Row (11) 0.0%
14	Type of reporting person (see instructions) CO

CUSIP No. 277461 40 6	Page 10 of 45

1	Names of reporting persons GSO Palmetto Opportunistic Associates LLC
2	Check the appropriate box if a member of a group (see instructions) (a) ☐ (b) ☒
3	SEC use only
4	Source of funds (see instructions) OO
5	Check box if disclosure of legal proceedings is required pursuant to Item 2(d) or 2(e) ☐
6	Citizenship or place of organization Delaware
Number of shares beneficially owned by each reporting person with	7	Sole voting power 986,236*
	8	Shared voting power 0
	9	Sole dispositive power 986,236*
	10	Shared dispositive power 0
11	Aggregate amount beneficially owned by each reporting person 986,236*
12	Check box if the aggregate amount in Row (11) excludes certain shares (see instructions) ☐
13	Percent of class represented by amount in Row (11) 2.3%*
14	Type of reporting person (see instructions) OO

*	Based on 42,247,470 shares of Common Stock outstanding as of August 8, 2016, as reported in the Issuer’s Form 10-Q filed on August 9, 2016. Based on a closing price of $13.99 per share of Common Stock on October 13, 2016, the 25,682 mandatorily net-settled warrants that may be deemed to be beneficially owned by the Reporting Person cannot be settled for shares of Common Stock pursuant to the terms thereof, and the shares underlying such warrants are excluded from the Reporting Person’s beneficial ownership of Common Stock reported herein. Based on the closing price of the Common Stock on October 13, 2016, the Reporting Persons may be deemed to be the beneficial owners of an aggregate of 8,938,916 shares of Common Stock, representing 21.2% of the Common Stock outstanding as of August 8, 2016.

CUSIP No. 277461 40 6	Page 11 of 45

1	Names of reporting persons GSO Credit-A Associates LLC
2	Check the appropriate box if a member of a group (see instructions) (a) ☐ (b) ☒
3	SEC use only
4	Source of funds (see instructions) OO
5	Check box if disclosure of legal proceedings is required pursuant to Item 2(d) or 2(e) ☐
6	Citizenship or place of organization Delaware
Number of shares beneficially owned by each reporting person with	7	Sole voting power 1,226,470*
	8	Shared voting power 0
	9	Sole dispositive power 1,226,470*
	10	Shared dispositive power 0
11	Aggregate amount beneficially owned by each reporting person 1,226,470*
12	Check box if the aggregate amount in Row (11) excludes certain shares (see instructions) ☐
13	Percent of class represented by amount in Row (11) 2.9%*
14	Type of reporting person (see instructions) OO

*	Based on 42,247,470 shares of Common Stock outstanding as of August 8, 2016, as reported in the Issuer’s Form 10-Q filed on August 9, 2016. Based on a closing price of $13.99 per share of Common Stock on October 13, 2016, the 32,226 mandatorily net-settled warrants that may be deemed to be beneficially owned by the Reporting Person cannot be settled for shares of Common Stock pursuant to the terms thereof, and the shares underlying such warrants are excluded from the Reporting Person’s beneficial ownership of Common Stock reported herein. Based on the closing price of the Common Stock on October 13, 2016, the Reporting Persons may be deemed to be the beneficial owners of an aggregate of 8,938,916 shares of Common Stock, representing 21.2% of the Common Stock outstanding as of August 8, 2016.

CUSIP No. 277461 40 6	Page 12 of 45

1	Names of reporting persons GSO Holdings I L.L.C.
2	Check the appropriate box if a member of a group (see instructions) (a) ☐ (b) ☒
3	SEC use only
4	Source of funds (see instructions) OO
5	Check box if disclosure of legal proceedings is required pursuant to Item 2(d) or 2(e) ☐
6	Citizenship or place of organization Delaware
Number of shares beneficially owned by each reporting person with	7	Sole voting power 2,212,706*
	8	Shared voting power 0
	9	Sole dispositive power 2,212,706*
	10	Shared dispositive power 0
11	Aggregate amount beneficially owned by each reporting person 2,212,706*
12	Check box if the aggregate amount in Row (11) excludes certain shares (see instructions) ☐
13	Percent of class represented by amount in Row (11) 5.2%*
14	Type of reporting person (see instructions) OO

*	Based on 42,247,470 shares of Common Stock outstanding as of August 8, 2016, as reported in the Issuer’s Form 10-Q filed on August 9, 2016. Based on a closing price of $13.99 per share of Common Stock on October 13, 2016, the 57,908 mandatorily net-settled warrants that may be deemed to be beneficially owned by the Reporting Person cannot be settled for shares of Common Stock pursuant to the terms thereof, and the shares underlying such warrants are excluded from the Reporting Person’s beneficial ownership of Common Stock reported herein. Based on the closing price of the Common Stock on October 13, 2016, the Reporting Persons may be deemed to be the beneficial owners of an aggregate of 8,938,916 shares of Common Stock, representing 21.2% of the Common Stock outstanding as of August 8, 2016.

CUSIP No. 277461 40 6	Page 13 of 45

1	Names of reporting persons GSO Capital Partners LP
2	Check the appropriate box if a member of a group (see instructions) (a) ☐ (b) ☒
3	SEC use only
4	Source of funds (see instructions) OO
5	Check box if disclosure of legal proceedings is required pursuant to Item 2(d) or 2(e) ☐
6	Citizenship or place of organization Delaware
Number of shares beneficially owned by each reporting person with	7	Sole voting power 6,662,505*
	8	Shared voting power 0
	9	Sole dispositive power 6,662,505*
	10	Shared dispositive power 0
11	Aggregate amount beneficially owned by each reporting person 6,662,505*
12	Check box if the aggregate amount in Row (11) excludes certain shares (see instructions) ☐
13	Percent of class represented by amount in Row (11) 15.8%*
14	Type of reporting person (see instructions) PN

*	Based on 42,247,470 shares of Common Stock outstanding as of August 8, 2016, as reported in the Issuer’s Form 10-Q filed on August 9, 2016. Based on a closing price of $13.99 per share of Common Stock on October 13, 2016, the 172,912 mandatorily net-settled warrants that may be deemed to be beneficially owned by the Reporting Person cannot be settled for shares of Common Stock pursuant to the terms thereof, and the shares underlying such warrants are excluded from the Reporting Person’s beneficial ownership of Common Stock reported herein. Based on the closing price of the Common Stock on October 13, 2016, the Reporting Persons may be deemed to be the beneficial owners of an aggregate of 8,938,916 shares of Common Stock, representing 21.2% of the Common Stock outstanding as of August 8, 2016.

CUSIP No. 277461 40 6	Page 14 of 45

1	Names of reporting persons GSO Advisor Holdings L.L.C.
2	Check the appropriate box if a member of a group (see instructions) (a) ☐ (b) ☒
3	SEC use only
4	Source of funds (see instructions) OO
5	Check box if disclosure of legal proceedings is required pursuant to Item 2(d) or 2(e) ☐
6	Citizenship or place of organization Delaware
Number of shares beneficially owned by each reporting person with	7	Sole voting power 6,662,505*
	8	Shared voting power 0
	9	Sole dispositive power 6,662,505*
	10	Shared dispositive power 0
11	Aggregate amount beneficially owned by each reporting person 6,662,505*
12	Check box if the aggregate amount in Row (11) excludes certain shares (see instructions) ☐
13	Percent of class represented by amount in Row (11) 15.8%*
14	Type of reporting person (see instructions) OO

*	Based on 42,247,470 shares of Common Stock outstanding as of August 8, 2016, as reported in the Issuer’s Form 10-Q filed on August 9, 2016. Based on a closing price of $13.99 per share of Common Stock on October 13, 2016, the 172,912 mandatorily net-settled warrants that may be deemed to be beneficially owned by the Reporting Person cannot be settled for shares of Common Stock pursuant to the terms thereof, and the shares underlying such warrants are excluded from the Reporting Person’s beneficial ownership of Common Stock reported herein. Based on the closing price of the Common Stock on October 13, 2016, the Reporting Persons may be deemed to be the beneficial owners of an aggregate of 8,938,916 shares of Common Stock, representing 21.2% of the Common Stock outstanding as of August 8, 2016.

CUSIP No. 277461 40 6	Page 15 of 45

1	Names of reporting persons Blackstone Holdings I L.P.
2	Check the appropriate box if a member of a group (see instructions) (a) ☐ (b) ☒
3	SEC use only
4	Source of funds (see instructions) OO
5	Check box if disclosure of legal proceedings is required pursuant to Item 2(d) or 2(e) ☐
6	Citizenship or place of organization Delaware
Number of shares beneficially owned by each reporting person with	7	Sole voting power 6,662,505*
	8	Shared voting power 0
	9	Sole dispositive power 6,662,505*
	10	Shared dispositive power 0
11	Aggregate amount beneficially owned by each reporting person 6,662,505*
12	Check box if the aggregate amount in Row (11) excludes certain shares (see instructions) ☐
13	Percent of class represented by amount in Row (11) 15.8%*
14	Type of reporting person (see instructions) PN

*	Based on 42,247,470 shares of Common Stock outstanding as of August 8, 2016, as reported in the Issuer’s Form 10-Q filed on August 9, 2016. Based on a closing price of $13.99 per share of Common Stock on October 13, 2016, the 172,912 mandatorily net-settled warrants that may be deemed to be beneficially owned by the Reporting Person cannot be settled for shares of Common Stock pursuant to the terms thereof, and the shares underlying such warrants are excluded from the Reporting Person’s beneficial ownership of Common Stock reported herein. Based on the closing price of the Common Stock on October 13, 2016, the Reporting Persons may be deemed to be the beneficial owners of an aggregate of 8,938,916 shares of Common Stock, representing 21.2% of the Common Stock outstanding as of August 8, 2016.

CUSIP No. 277461 40 6	Page 16 of 45

1	Names of reporting persons Blackstone Holdings II L.P.
2	Check the appropriate box if a member of a group (see instructions) (a) ☐ (b) ☒
3	SEC use only
4	Source of funds (see instructions) OO
5	Check box if disclosure of legal proceedings is required pursuant to Item 2(d) or 2(e) ☐
6	Citizenship or place of organization Delaware
Number of shares beneficially owned by each reporting person with	7	Sole voting power 2,212,706*
	8	Shared voting power 0
	9	Sole dispositive power 2,212,706*
	10	Shared dispositive power 0
11	Aggregate amount beneficially owned by each reporting person 2,212,706*
12	Check box if the aggregate amount in Row (11) excludes certain shares (see instructions) ☐
13	Percent of class represented by amount in Row (11) 5.2%*
14	Type of reporting person (see instructions) PN

*	Based on 42,247,470 shares of Common Stock outstanding as of August 8, 2016, as reported in the Issuer’s Form 10-Q filed on August 9, 2016. Based on a closing price of $13.99 per share of Common Stock on October 13, 2016, the 57,908 mandatorily net-settled warrants that may be deemed to be beneficially owned by the Reporting Person cannot be settled for shares of Common Stock pursuant to the terms thereof, and the shares underlying such warrants are excluded from the Reporting Person’s beneficial ownership of Common Stock reported herein. Based on the closing price of the Common Stock on October 13, 2016, the Reporting Persons may be deemed to be the beneficial owners of an aggregate of 8,938,916 shares of Common Stock, representing 21.2% of the Common Stock outstanding as of August 8, 2016.

CUSIP No. 277461 40 6	Page 17 of 45

1	Names of reporting persons Blackstone Holdings I/II GP Inc.
2	Check the appropriate box if a member of a group (see instructions) (a) ☐ (b) ☒
3	SEC use only
4	Source of funds (see instructions) OO
5	Check box if disclosure of legal proceedings is required pursuant to Item 2(d) or 2(e) ☐
6	Citizenship or place of organization Delaware
Number of shares beneficially owned by each reporting person with	7	Sole voting power 8,875,211*
	8	Shared voting power 0
	9	Sole dispositive power 8,875,211*
	10	Shared dispositive power 0
11	Aggregate amount beneficially owned by each reporting person 8,875,211*
12	Check box if the aggregate amount in Row (11) excludes certain shares (see instructions) ☐
13	Percent of class represented by amount in Row (11) 21.0%*
14	Type of reporting person (see instructions) CO

*	Based on 42,247,470 shares of Common Stock outstanding as of August 8, 2016, as reported in the Issuer’s Form 10-Q filed on August 9, 2016. Based on a closing price of $13.99 per share of Common Stock on October 13, 2016, the 230,820 mandatorily net-settled warrants that may be deemed to be beneficially owned by the Reporting Person cannot be settled for shares of Common Stock pursuant to the terms thereof, and the shares underlying such warrants are excluded from the Reporting Person’s beneficial ownership of Common Stock reported herein. Based on the closing price of the Common Stock on October 13, 2016, the Reporting Persons may be deemed to be the beneficial owners of an aggregate of 8,938,916 shares of Common Stock, representing 21.2% of the Common Stock outstanding as of August 8, 2016.

CUSIP No. 277461 40 6	Page 18 of 45

1	Names of reporting persons The Blackstone Group L.P.
2	Check the appropriate box if a member of a group (see instructions) (a) ☐ (b) ☒
3	SEC use only
4	Source of funds (see instructions) OO
5	Check box if disclosure of legal proceedings is required pursuant to Item 2(d) or 2(e) ☐
6	Citizenship or place of organization Delaware
Number of shares beneficially owned by each reporting person with	7	Sole voting power 8,875,211*
	8	Shared voting power 0
	9	Sole dispositive power 8,875,211*
	10	Shared dispositive power 0
11	Aggregate amount beneficially owned by each reporting person 8,875,211*
12	Check box if the aggregate amount in Row (11) excludes certain shares (see instructions) ☐
13	Percent of class represented by amount in Row (11) 21.0%*
14	Type of reporting person (see instructions) PN

*	Based on 42,247,470 shares of Common Stock outstanding as of August 8, 2016, as reported in the Issuer’s Form 10-Q filed on August 9, 2016. Based on a closing price of $13.99 per share of Common Stock on October 13, 2016, the 230,820 mandatorily net-settled warrants that may be deemed to be beneficially owned by the Reporting Person cannot be settled for shares of Common Stock pursuant to the terms thereof, and the shares underlying such warrants are excluded from the Reporting Person’s beneficial ownership of Common Stock reported herein. Based on the closing price of the Common Stock on October 13, 2016, the Reporting Persons may be deemed to be the beneficial owners of an aggregate of 8,938,916 shares of Common Stock, representing 21.2% of the Common Stock outstanding as of August 8, 2016.

CUSIP No. 277461 40 6	Page 19 of 45

1	Names of reporting persons Blackstone Group Management L.L.C.
2	Check the appropriate box if a member of a group (see instructions) (a) ☐ (b) ☒
3	SEC use only
4	Source of funds (see instructions) OO
5	Check box if disclosure of legal proceedings is required pursuant to Item 2(d) or 2(e) ☐
6	Citizenship or place of organization Delaware
Number of shares beneficially owned by each reporting person with	7	Sole voting power 8,875,211*
	8	Shared voting power 0
	9	Sole dispositive power 8,875,211*
	10	Shared dispositive power 0
11	Aggregate amount beneficially owned by each reporting person 8,875,211*
12	Check box if the aggregate amount in Row (11) excludes certain shares (see instructions) ☐
13	Percent of class represented by amount in Row (11) 21.0%*
14	Type of reporting person (see instructions) OO

*	Based on 42,247,470 shares of Common Stock outstanding as of August 8, 2016, as reported in the Issuer’s Form 10-Q filed on August 9, 2016. Based on a closing price of $13.99 per share of Common Stock on October 13, 2016, the 230,820 mandatorily net-settled warrants that may be deemed to be beneficially owned by the Reporting Person cannot be settled for shares of Common Stock pursuant to the terms thereof, and the shares underlying such warrants are excluded from the Reporting Person’s beneficial ownership of Common Stock reported herein. Based on the closing price of the Common Stock on October 13, 2016, the Reporting Persons may be deemed to be the beneficial owners of an aggregate of 8,938,916 shares of Common Stock, representing 21.2% of the Common Stock outstanding as of August 8, 2016.

CUSIP No. 277461 40 6	Page 20 of 45

1	Names of reporting persons Bennett J. Goodman
2	Check the appropriate box if a member of a group (see instructions) (a) ☐ (b) ☒
3	SEC use only
4	Source of funds (see instructions) OO
5	Check box if disclosure of legal proceedings is required pursuant to Item 2(d) or 2(e) ☐
6	Citizenship or place of organization United States of America
Number of shares beneficially owned by each reporting person with	7	Sole voting power 0
	8	Shared voting power 8,875,211*
	9	Sole dispositive power 0
	10	Shared dispositive power 8,875,211*
11	Aggregate amount beneficially owned by each reporting person 8,875,211*
12	Check box if the aggregate amount in Row (11) excludes certain shares (see instructions) ☐
13	Percent of class represented by amount in Row (11) 21.0%*
14	Type of reporting person (see instructions) IN

*	Based on 42,247,470 shares of Common Stock outstanding as of August 8, 2016, as reported in the Issuer’s Form 10-Q filed on August 9, 2016. Based on a closing price of $13.99 per share of Common Stock on October 13, 2016, the 230,820 mandatorily net-settled warrants that may be deemed to be beneficially owned by the Reporting Person cannot be settled for shares of Common Stock pursuant to the terms thereof, and the shares underlying such warrants are excluded from the Reporting Person’s beneficial ownership of Common Stock reported herein. Based on the closing price of the Common Stock on October 13, 2016, the Reporting Persons may be deemed to be the beneficial owners of an aggregate of 8,938,916 shares of Common Stock, representing 21.2% of the Common Stock outstanding as of August 8, 2016.

CUSIP No. 277461 40 6	Page 21 of 45

1	Names of reporting persons J. Albert Smith III
2	Check the appropriate box if a member of a group (see instructions) (a) ☐ (b) ☒
3	SEC use only
4	Source of funds (see instructions) OO
5	Check box if disclosure of legal proceedings is required pursuant to Item 2(d) or 2(e) ☐
6	Citizenship or place of organization United States of America
Number of shares beneficially owned by each reporting person with	7	Sole voting power 0
	8	Shared voting power 8,875,211*
	9	Sole dispositive power 0
	10	Shared dispositive power 8,875,211*
11	Aggregate amount beneficially owned by each reporting person 8,875,211*
12	Check box if the aggregate amount in Row (11) excludes certain shares (see instructions) ☐
13	Percent of class represented by amount in Row (11) 21.0%*
14	Type of reporting person (see instructions) IN

*	Based on 42,247,470 shares of Common Stock outstanding as of August 8, 2016, as reported in the Issuer’s Form 10-Q filed on August 9, 2016. Based on a closing price of $13.99 per share of Common Stock on October 13, 2016, the 230,820 mandatorily net-settled warrants that may be deemed to be beneficially owned by the Reporting Person cannot be settled for shares of Common Stock pursuant to the terms thereof, and the shares underlying such warrants are excluded from the Reporting Person’s beneficial ownership of Common Stock reported herein. Based on the closing price of the Common Stock on October 13, 2016, the Reporting Persons may be deemed to be the beneficial owners of an aggregate of 8,938,916 shares of Common Stock, representing 21.2% of the Common Stock outstanding as of August 8, 2016.

CUSIP No. 277461 40 6	Page 22 of 45

1	Names of reporting persons Stephen A. Schwarzman
2	Check the appropriate box if a member of a group (see instructions) (a) ☐ (b) ☒
3	SEC use only
4	Source of funds (see instructions) OO
5	Check box if disclosure of legal proceedings is required pursuant to Item 2(d) or 2(e) ☐
6	Citizenship or place of organization United States of America
Number of shares beneficially owned by each reporting person with	7	Sole voting power 8,875,211*
	8	Shared voting power 0
	9	Sole dispositive power 8,875,211*
	10	Shared dispositive power 0
11	Aggregate amount beneficially owned by each reporting person 8,875,211*
12	Check box if the aggregate amount in Row (11) excludes certain shares (see instructions) ☐
13	Percent of class represented by amount in Row (11) 21.0%*
14	Type of reporting person (see instructions) IN

*	Based on 42,247,470 shares of Common Stock outstanding as of August 8, 2016, as reported in the Issuer’s Form 10-Q filed on August 9, 2016. Based on a closing price of $13.99 per share of Common Stock on October 13, 2016, the 230,820 mandatorily net-settled warrants that may be deemed to be beneficially owned by the Reporting Person cannot be settled for shares of Common Stock pursuant to the terms thereof, and the shares underlying such warrants are excluded from the Reporting Person’s beneficial ownership of Common Stock reported herein. Based on the closing price of the Common Stock on October 13, 2016, the Reporting Persons may be deemed to be the beneficial owners of an aggregate of 8,938,916 shares of Common Stock, representing 21.2% of the Common Stock outstanding as of August 8, 2016.

CUSIP No. 277461 40 6	Page 23 of 45

1	Names of reporting persons FS Investment Corporation
2	Check the appropriate box if a member of a group (see instructions) (a) ☐ (b) ☒
3	SEC use only
4	Source of funds (see instructions) OO
5	Check box if disclosure of legal proceedings is required pursuant to Item 2(d) or 2(e) ☐
6	Citizenship or place of organization Maryland
Number of shares beneficially owned by each reporting person with	7	Sole voting power 61,859*
	8	Shared voting power 0
	9	Sole dispositive power 61,859*
	10	Shared dispositive power 0
11	Aggregate amount beneficially owned by each reporting person 61,859*
12	Check box if the aggregate amount in Row (11) excludes certain shares (see instructions) ☐
13	Percent of class represented by amount in Row (11) 0.1%*
14	Type of reporting person (see instructions) CO

*	Based on 42,247,470 shares of Common Stock outstanding as of August 8, 2016, as reported in the Issuer’s Form 10-Q filed on August 9, 2016. Based on the closing price of the Common Stock on October 13, 2016, the Reporting Persons may be deemed to be the beneficial owners of an aggregate of 8,938,916 shares of Common Stock, representing 21.2% of the Common Stock outstanding as of August 8, 2016.

CUSIP No. 277461 40 6	Page 24 of 45

1	Names of reporting persons Locust Street Funding LLC
2	Check the appropriate box if a member of a group (see instructions) (a) ☐ (b) ☒
3	SEC use only
4	Source of funds (see instructions) OO
5	Check box if disclosure of legal proceedings is required pursuant to Item 2(d) or 2(e) ☐
6	Citizenship or place of organization Delaware
Number of shares beneficially owned by each reporting person with	7	Sole voting power 13,853*
	8	Shared voting power 0
	9	Sole dispositive power 13,853*
	10	Shared dispositive power 0
11	Aggregate amount beneficially owned by each reporting person 13,853*
12	Check box if the aggregate amount in Row (11) excludes certain shares (see instructions) ☐
13	Percent of class represented by amount in Row (11) Less than 0.1%*
14	Type of reporting person (see instructions) OO

*	Based on 42,247,470 shares of Common Stock outstanding as of August 8, 2016, as reported in the Issuer’s Form 10-Q filed on August 9, 2016. Based on the closing price of the Common Stock on October 13, 2016, the Reporting Persons may be deemed to be the beneficial owners of an aggregate of 8,938,916 shares of Common Stock, representing 21.2% of the Common Stock outstanding as of August 8, 2016.

CUSIP No. 277461 40 6	Page 25 of 45

1	Names of reporting persons FS Investment Corporation II
2	Check the appropriate box if a member of a group (see instructions) (a) ☐ (b) ☒
3	SEC use only
4	Source of funds (see instructions) OO
5	Check box if disclosure of legal proceedings is required pursuant to Item 2(d) or 2(e) ☐
6	Citizenship or place of organization Maryland
Number of shares beneficially owned by each reporting person with	7	Sole voting power 1,846*
	8	Shared voting power 0
	9	Sole dispositive power 1,846*
	10	Shared dispositive power 0
11	Aggregate amount beneficially owned by each reporting person 1,846*
12	Check box if the aggregate amount in Row (11) excludes certain shares (see instructions) ☐
13	Percent of class represented by amount in Row (11) Less than 0.1%*
14	Type of reporting person (see instructions) CO

*	Based on 42,247,470 shares of Common Stock outstanding as of August 8, 2016, as reported in the Issuer’s Form 10-Q filed on August 9, 2016. Based on the closing price of the Common Stock on October 13, 2016, the Reporting Persons may be deemed to be the beneficial owners of an aggregate of 8,938,916 shares of Common Stock, representing 21.2% of the Common Stock outstanding as of August 8, 2016.

CUSIP No. 277461 40 6	Page 26 of 45

1	Names of reporting persons FB Income Advisor, LLC
2	Check the appropriate box if a member of a group (see instructions) (a) ☐ (b) ☒
3	SEC use only
4	Source of funds (see instructions) OO
5	Check box if disclosure of legal proceedings is required pursuant to Item 2(d) or 2(e) ☐
6	Citizenship or place of organization Delaware
Number of shares beneficially owned by each reporting person with	7	Sole voting power 61,859*
	8	Shared voting power 0
	9	Sole dispositive power 61,859*
	10	Shared dispositive power 0
11	Aggregate amount beneficially owned by each reporting person 61,859*
12	Check box if the aggregate amount in Row (11) excludes certain shares (see instructions) ☐
13	Percent of class represented by amount in Row (11) 0.1%*
14	Type of reporting person (see instructions) IA

*	Based on 42,247,470 shares of Common Stock outstanding as of August 8, 2016, as reported in the Issuer’s Form 10-Q filed on August 9, 2016. Based on the closing price of the Common Stock on October 13, 2016, the Reporting Persons may be deemed to be the beneficial owners of an aggregate of 8,938,916 shares of Common Stock, representing 21.2% of the Common Stock outstanding as of August 8, 2016.

CUSIP No. 277461 40 6	Page 27 of 45

1	Names of reporting persons FSIC II Advisor, LLC
2	Check the appropriate box if a member of a group (see instructions) (a) ☐ (b) ☒
3	SEC use only
4	Source of funds (see instructions) OO
5	Check box if disclosure of legal proceedings is required pursuant to Item 2(d) or 2(e) ☐
6	Citizenship or place of organization Delaware
Number of shares beneficially owned by each reporting person with	7	Sole voting power 1,846*
	8	Shared voting power 0
	9	Sole dispositive power 1,846*
	10	Shared dispositive power 0
11	Aggregate amount beneficially owned by each reporting person 1,846*
12	Check box if the aggregate amount in Row (11) excludes certain shares (see instructions) ☐
13	Percent of class represented by amount in Row (11) Less than 0.1%*
14	Type of reporting person (see instructions) IA

*	Based on 42,247,470 shares of Common Stock outstanding as of August 8, 2016, as reported in the Issuer’s Form 10-Q filed on August 9, 2016. Based on the closing price of the Common Stock on October 13, 2016, the Reporting Persons may be deemed to be the beneficial owners of an aggregate of 8,938,916 shares of Common Stock, representing 21.2% of the Common Stock outstanding as of August 8, 2016.

CUSIP No. 277461 40 6	Page 28 of 45

1	Names of reporting persons Michael C. Forman
2	Check the appropriate box if a member of a group (see instructions) (a) ☐ (b) ☒
3	SEC use only
4	Source of funds (see instructions) OO
5	Check box if disclosure of legal proceedings is required pursuant to Item 2(d) or 2(e) ☐
6	Citizenship or place of organization United States of America
Number of shares beneficially owned by each reporting person with	7	Sole voting power 0
	8	Shared voting power 63,705*
	9	Sole dispositive power 0
	10	Shared dispositive power 63,705*
11	Aggregate amount beneficially owned by each reporting person 63,705*
12	Check box if the aggregate amount in Row (11) excludes certain shares (see instructions) ☐
13	Percent of class represented by amount in Row (11) 0.2%*
14	Type of reporting person (see instructions) IN

*	Based on 42,247,470 shares of Common Stock outstanding as of August 8, 2016, as reported in the Issuer’s Form 10-Q filed on August 9, 2016. Based on the closing price of the Common Stock on October 13, 2016, the Reporting Persons may be deemed to be the beneficial owners of an aggregate of 8,938,916 shares of Common Stock, representing 21.2% of the Common Stock outstanding as of August 8, 2016.

CUSIP No. 277461 40 6	Page 29 of 45

1	Names of reporting persons David J. Adelman
2	Check the appropriate box if a member of a group (see instructions) (a) ☐ (b) ☒
3	SEC use only
4	Source of funds (see instructions) OO
5	Check box if disclosure of legal proceedings is required pursuant to Item 2(d) or 2(e) ☐
6	Citizenship or place of organization United States of America
Number of shares beneficially owned by each reporting person with	7	Sole voting power 0
	8	Shared voting power 0
	9	Sole dispositive power 0
	10	Shared dispositive power 0
11	Aggregate amount beneficially owned by each reporting person 0
12	Check box if the aggregate amount in Row (11) excludes certain shares (see instructions) ☐
13	Percent of class represented by amount in Row (11) 0.0%
14	Type of reporting person (see instructions) IN

CUSIP No. 277461 40 6	Page 30 of 45

1	Names of reporting persons Gerald F. Stahlecker
2	Check the appropriate box if a member of a group (see instructions) (a) ☐ (b) ☒
3	SEC use only
4	Source of funds (see instructions) OO
5	Check box if disclosure of legal proceedings is required pursuant to Item 2(d) or 2(e) ☐
6	Citizenship or place of organization United States of America
Number of shares beneficially owned by each reporting person with	7	Sole voting power 0
	8	Shared voting power 63,705*
	9	Sole dispositive power 0
	10	Shared dispositive power 63,705*
11	Aggregate amount beneficially owned by each reporting person 63,705*
12	Check box if the aggregate amount in Row (11) excludes certain shares (see instructions) ☐
13	Percent of class represented by amount in Row (11) 0.2%*
14	Type of reporting person (see instructions) IN

*	Based on 42,247,470 shares of Common Stock outstanding as of August 8, 2016, as reported in the Issuer’s Form 10-Q filed on August 9, 2016. Based on the closing price of the Common Stock on October 13, 2016, the Reporting Persons may be deemed to be the beneficial owners of an aggregate of 8,938,916 shares of Common Stock, representing 21.2% of the Common Stock outstanding as of August 8, 2016.

CUSIP No. 277461 40 6	Page 31 of 45

1	Names of reporting persons Zachary Klehr
2	Check the appropriate box if a member of a group (see instructions) (a) ☐ (b) ☒
3	SEC use only
4	Source of funds (see instructions) OO
5	Check box if disclosure of legal proceedings is required pursuant to Item 2(d) or 2(e) ☐
6	Citizenship or place of organization United States of America
Number of shares beneficially owned by each reporting person with	7	Sole voting power 0
	8	Shared voting power 63,705*
	9	Sole dispositive power 0
	10	Shared dispositive power 63,705*
11	Aggregate amount beneficially owned by each reporting person 63,705*
12	Check box if the aggregate amount in Row (11) excludes certain shares (see instructions) ☐
13	Percent of class represented by amount in Row (11) 0.2%*
14	Type of reporting person (see instructions) IN

*	Based on 42,247,470 shares of Common Stock outstanding as of August 8, 2016, as reported in the Issuer’s Form 10-Q filed on August 9, 2016. Based on the closing price of the Common Stock on October 13, 2016, the Reporting Persons may be deemed to be the beneficial owners of an aggregate of 8,938,916 shares of Common Stock, representing 21.2% of the Common Stock outstanding as of August 8, 2016.

CUSIP No. 277461 40 6	Page 32 of 45

1	Names of reporting persons Sean Coleman
2	Check the appropriate box if a member of a group (see instructions) (a) ☐ (b) ☒
3	SEC use only
4	Source of funds (see instructions) OO
5	Check box if disclosure of legal proceedings is required pursuant to Item 2(d) or 2(e) ☐
6	Citizenship or place of organization United States of America
Number of shares beneficially owned by each reporting person with	7	Sole voting power 0
	8	Shared voting power 63,705*
	9	Sole dispositive power 0
	10	Shared dispositive power 63,705*
11	Aggregate amount beneficially owned by each reporting person 63,705*
12	Check box if the aggregate amount in Row (11) excludes certain shares (see instructions) ☐
13	Percent of class represented by amount in Row (11) 0.2%*
14	Type of reporting person (see instructions) IN

*	Based on 42,247,470 shares of Common Stock outstanding as of August 8, 2016, as reported in the Issuer’s Form 10-Q filed on August 9, 2016. Based on the closing price of the Common Stock on October 13, 2016, the Reporting Persons may be deemed to be the beneficial owners of an aggregate of 8,938,916 shares of Common Stock, representing 21.2% of the Common Stock outstanding as of August 8, 2016.

This Amendment No. 5 (“Amendment No. 5”) to Schedule 13D relates to the Common Stock, par value $0.01 per share (the “Common Stock”), of Eastman Kodak Company, a New Jersey corporation (the “Issuer”), and amends the initial statement on Schedule 13D filed on September 13, 2013, as amended on October 3, 2013, as amended on January 12, 2015, as amended on April 24, 2015, as amended on November 10, 2015 (collectively, the “Schedule 13D”). This Amendment No. 5 is being filed to correct certain information in Amendment No. 4 to the Schedule 13D filed on November 10, 2015. Capitalized terms used but not defined in this Amendment No. 5 have the same meanings ascribed to them in the Schedule 13D.

Item 2. Identity and Background.

Item 2 of Schedule 13D is hereby amended and restated as follows:

(a) – (c) This Schedule 13D is being filed by:

•	(i) GSO Palmetto Opportunistic Investment Partners LP, which is a Delaware limited partnership, (ii) GSO Credit-A Partners LP, which is a Delaware limited partnership, (iii) GSO Special Situations Master Fund LP, which is a Cayman Islands company limited by shares, (iv) GSO Special Situations Fund LP, which is a Delaware limited partnership, (v) GSO Special Situations Overseas Master Fund Ltd., which is a Cayman Islands company limited by shares, (vi) GSO Cactus Credit Opportunities Fund LP, which is a Delaware limited partnership, (vii) GSO Credit Alpha Trading (Cayman) LP, which is a Cayman Islands limited partnership (GSO Palmetto Opportunistic Investment Partners LP, GSO Credit-A Partners LP, GSO Special Situations Master Fund LP, GSO Special Situations Fund LP, GSO Special Situations Overseas Master Fund Ltd., GSO Cactus Credit Opportunities Fund LP and GSO Credit Alpha Trading (Cayman) LP, collectively, the “GSO Funds”), (viii) GSO Palmetto Opportunistic Associates LLC, which is a Delaware limited liability company, (ix) GSO Credit-A Associates LLC, which is a Delaware limited liability company, (x) GSO Special Situations Overseas Fund Ltd., which is a Cayman Islands company limited by shares, (xi) GSO Holdings I L.L.C., which is a Delaware limited liability company, and (xii) GSO Capital Partners LP, which is a Delaware limited partnership (GSO Palmetto Opportunistic Associates LLC, GSO Credit-A Associates LLC, GSO Special Situations Overseas Fund Ltd., GSO Holdings I L.L.C., GSO Capital Partners LP and the GSO Funds, collectively, the “GSO Entities”);

•	Bennett J. Goodman and J. Albert Smith III, each of whom is a citizen of the United States of America (collectively, the “GSO Executives”);

•	(i) GSO Advisor Holdings L.L.C., which is a Delaware limited liability company, (ii) Blackstone Holdings I L.P., which is a Delaware limited partnership, (iii) Blackstone Holdings II L.P., which is a Delaware limited partnership, (iv) Blackstone Holdings I/II GP Inc., which is a Delaware corporation, (v) The Blackstone Group L.P., which is a Delaware limited partnership, and (vi) Blackstone Group Management L.L.C., which is a Delaware limited liability company (collectively, the “Blackstone Entities”);

•	Stephen A. Schwarzman, who is a citizen of the United States of America;

•	(i) FS Investment Corporation, a Maryland corporation (“FSIC”), (ii) Locust Street Funding LLC, a Delaware limited liability company, (iii) FS Investment Corporation II, a Maryland corporation (“FSIC II” and, together with FSIC and Locust Street Funding LLC, the “FS Funds”), (iv) FB Income Advisor, LLC, a Delaware limited liability company, and (v) FSIC II Advisor, LLC, a Delaware limited liability company (FB Income Advisor, LLC, FSIC II Advisor, LLC and the FS Funds, collectively, the “FS Entities”);

•	Michael C. Forman, Gerald F. Stahlecker, Zachary Klehr and Sean Coleman, each of whom is a citizen of the United States of America (collectively, the “FS Persons”); and

•	David J. Adelman, who is a citizen of the United States of America.

The principal business address of each of the GSO Entities and GSO Executives is c/o GSO Capital Partners LP, 345 Park Avenue, New York, New York 10154. The principal business address of each of the Blackstone Entities and Mr. Schwarzman is c/o The Blackstone Group, 345 Park Avenue, New York, New York 10154.

The principal business of the GSO Funds is investing in both public and private non-investment grade and non-rated securities, including leveraged loans, high yield bonds, distressed securities, second lien loans, mezzanine securities, equity securities, credit derivatives and other investments.

The principal business of GSO Palmetto Opportunistic Associates LLC is performing the functions of, and serving as, the general partner of GSO Palmetto Opportunistic Investment Partners LP. The principal business of GSO Credit-A Associates LLC is performing the functions of, and serving as, the general partner of GSO Credit-A Partners LP. The principal business of GSO Holdings I L.L.C. is performing the functions of, and serving as, the managing member (or similar position) of and member or equity holder of each of GSO Palmetto Opportunistic Associates LLC and GSO Credit-A Associates LLC and other affiliated entities.

GSO Special Situations Overseas Fund Ltd. is the majority shareholder of GSO Special Situations Overseas Master Fund Ltd. GSO Capital Partners LP serves as the investment manager or advisor of each of GSO Special Situations Master Fund LP, GSO Special Situations Fund LP, GSO Special Situations Overseas Master Fund Ltd., GSO Special Situations Overseas Fund Ltd., GSO Cactus Credit Opportunities Fund LP and GSO Credit Alpha Trading (Cayman) LP and of other affiliated entities.

The principal business of GSO Advisor Holdings L.L.C. is performing the functions of, and serving as, the special limited partner of GSO Capital Partners LP with the investment and voting power over the securities beneficially owned by GSO Capital Partners LP. The principal business of Blackstone Holdings I L.P. is performing the functions of, and serving as, a managing member (or similar position) of and member or equity holder of GSO Holdings I L.L.C., GSO Advisor Holdings L.L.C. and other affiliated entities. The principal business of Blackstone Holdings II L.P. is performing the functions of, and serving as, a managing member (or similar position) of and member or equity holder of GSO Holdings I L.L.C. and other affiliated entities. The principal business of Blackstone Holdings I/II GP Inc. is performing the functions of, and serving as, the general partner (or similar position) of Blackstone Holdings I L.P., Blackstone Holdings II L.P. and other affiliated Blackstone entities. The principal business of The Blackstone Group L.P. is performing the functions of, and serving as, the controlling shareholder of Blackstone Holdings I/II GP Inc. and other affiliated Blackstone entities. The principal business of Blackstone Group Management L.L.C. is performing the functions of, and serving as, the general partner of The Blackstone Group L.P.

The principal occupation of Mr. Schwarzman is serving as an executive of Blackstone Group Management L.L.C. The principal occupation of each of Messrs. Goodman and Smith is serving as an executive of GSO Holdings I L.L.C. and GSO Capital Partners LP.

The principal business address of each of the FS Entities and the FS Persons is 201 Rouse Boulevard, Philadelphia, Pennsylvania 19112. The principal business address of Mr. Adelman is 4043 Walnut Street, Philadelphia, PA 19104.

The principal business of FSIC and FSIC II as externally-managed, non-diversified, closed-end management investment companies is investing primarily in senior secured loans and second lien loans of private U.S. companies. The principal business of Locust Street Funding LLC, a wholly-owned subsidiary of FSIC, is procuring financing or otherwise holding investments. The principal occupation of each of Messrs. Forman, Stahlecker, Klehr and Coleman is serving as an executive of the FS Funds and their affiliates. The principal occupation of Mr. Adelman is serving as an executive of Campus Apartments, Inc.

Set forth on Schedule I and Schedule II to this Schedule 13D and incorporated herein by reference is the following information with respect to each director and executive officer of FSIC and FSIC II: (i) the name; (ii) the business address; (iii) to the best of FSIC’s or FSIC II’s knowledge as of the date hereof, the present principal occupation or employment and the name, principal business and address of any corporation or other organization in which such employment is conducted; and (iv) to the best of FSIC’s or FSIC II’s knowledge as of the date hereof, the citizenship.

FB Income Advisor, LLC and FSIC II Advisor, LLC serve as the investment advisers of FSIC and FSIC II, respectively. The investment committees of FB Income Advisor, LLC and FSIC II Advisor, LLC make investment decisions on behalf of FB Income Advisor, LLC and FSIC II Advisor, LLC, respectively, and have the power to vote or to direct the vote of, and to dispose or to direct the disposition of, the shares of Common Stock held by the FS Funds. The members of the investment committees of each of FB Income Advisor, LLC and FSIC II Advisor, LLC are Michael C. Forman, Gerald F. Stahlecker, Zachary Klehr and Sean Coleman. None of FB Income Advisor, LLC, FSIC II Advisor, LLC or any FS Person owns any shares of Common Stock directly, and each FS Person disclaims beneficial ownership of the shares of Common Stock held by the FS Funds.

(d) During the last five years, none of the Reporting Persons or, to the best of FSIC’s or FSIC II’s knowledge, any of the executive officers or directors of FSIC and FSIC II has been convicted in a criminal proceeding (excluding traffic violations or similar misdemeanors).

(e) During the last five years, none of the Reporting Persons or, to the best of FSIC’s or FSIC II’s knowledge, any of the executive officers or directors of FSIC and FSIC II has been a party to a civil proceeding of a judicial or administrative body of competent jurisdiction and, as a result of such proceeding, was or is subject to a judgment, decree or final order enjoining future violations of, or prohibiting or mandating activities subject to, federal or state securities laws or finding any violation with respect to such laws.

(f) See Item 2(a)-(c) above for citizenship of each of the Reporting Persons and Schedule I and Schedule II for citizenship of each of the executive officers and directors of FSIC and FSIC II.

Item 3. Source and Amount of Funds or Other Consideration.

Item 3 of Schedule 13D is hereby supplemented as follows:

On May 1, 2015, (i) GSO Special Situations Fund LP held 3,145,099 shares of Common Stock, and net-share settled warrants to purchase (A) 41,721 shares of Common Stock at an exercise price of $14.93 per share and (B) 41,721 shares of Common Stock at an exercise price of $16.12 per share, (ii) GSO Special Situations Overseas Master Fund Ltd. directly held 2,958,768 shares of Common Stock, and net-share settled warrants to purchase (A) 38,851 shares of Common Stock at an exercise price of $14.93 per share and (B) 38,851 shares of Common Stock at an exercise price of $16.12 per share. On May 1, 2015, each of GSO Special Situations Fund LP and GSO Special Situations Overseas Master Fund Ltd. transferred such shares and warrants to GSO Special Situations Master Fund LP at prices equal to $19.37 per share, $5.40 per warrant, and $4.90 per warrant, respectively. GSO Special Situations Fund LP and GSO Special Situations Overseas Master Fund Ltd. are the sole limited partners of GSO Special Situations Master Fund LP.

Item 5. Interest in Securities of the Issuer.

Item 5(a)-(b) of Schedule 13D is hereby amended and restated as follows:

The below beneficial ownership percentage is based on 42,247,470 shares of Common Stock outstanding as of August 8, 2016 (as reported in the Issuer’s Form 10-Q filed with the Securities and Exchange Commission on August 9, 2016).

Based on the closing price of the Common Stock on October 13, 2016, the Reporting Persons may be deemed to be the beneficial owners of an aggregate of 8,938,916 shares of Common Stock, representing 21.2% of the Common Stock outstanding.

As of the date hereof, (i) GSO Palmetto Opportunistic Investment Partners LP directly holds 986,236 shares of Common Stock, (ii) GSO Credit-A Partners LP directly holds 1,226,470 shares of Common Stock, (iii) GSO Special Situations Master Fund LP directly holds 6,103,867 shares of Common Stock, (iv) GSO Cactus Credit Opportunities Fund LP directly holds 272,869 shares of Common Stock, (v) GSO Credit Alpha Trading (Cayman) LP directly holds 285,769 shares of Common Stock, (vi) FSIC directly holds 48,006 shares of Common Stock, (vii) Locust Street Funding LLC directly holds 13,853 shares of Common Stock and (viii) FSIC II directly holds 1,846 shares of Common Stock. Neither GSO Special Situations Fund LP nor GSO Special Situations Overseas Master Fund Ltd. directly holds any shares of Common Stock.

As of the date hereof, (i) GSO Palmetto Opportunistic Investment Partners LP directly holds net-share settled warrants to purchase (A) 12,841 shares of Common Stock at an exercise price of $14.93 per share and (B) 12,841 shares of Common Stock at an exercise price of $16.12 per share, (ii) GSO Credit-A Partners LP directly holds net-share settled warrants to purchase (A) 16,113 shares of Common Stock at an exercise price of $14.93 per share and (B) 16,113 shares of Common Stock at an exercise price of $16.12 per share, (iii) GSO Special Situations Master Fund LP directly holds net-share settled warrants to purchase (A) 80,572 shares of Common Stock at an exercise price of $14.93 per share and (B) 80,572 shares of Common Stock at an exercise price of $16.12 per share, (iv) GSO Cactus Credit Opportunities Fund LP directly holds net-share settled warrants to purchase (A) 5,884 shares of Common Stock at an exercise price of $14.93 per share and (B) 5,884 shares of Common Stock at an exercise price of $16.12 per share. Based on a closing price of $13.99 per share of Common Stock on October 13, 2016, none of the mandatorily net-settled warrants can be settled for shares of Common Stock pursuant to the terms thereof, and the shares underlying such warrants are excluded from the Reporting Persons’ beneficial ownership of Common Stock reported herein. Neither GSO Special Situations Fund LP nor GSO Special Situations Overseas Master Fund Ltd. directly holds any net-share settled warrants.

GSO Palmetto Opportunistic Associates LLC is the general partner of GSO Palmetto Opportunistic Investment Partners LP. GSO Credit-A Associates LLC is the general partner of GSO Credit-A Partners LP. GSO Holdings I L.L.C. is the managing member of each of GSO Palmetto Opportunistic Associates LLC and GSO Credit-A Associates LLC.

GSO Capital Partners LP is the investment manager of GSO Special Situations Master Fund LP, and in that respect holds discretionary investment authority for it.

GSO Advisor Holdings L.L.C. is a special limited partner of GSO Capital Partners LP with investment and voting power over the securities beneficially owned by GSO Capital Partners LP. Blackstone Holdings I L.P. is the sole member of GSO Advisor Holdings L.L.C. Blackstone Holdings II L.P. is the managing member of GSO Holdings I L.L.C. with respect to securities beneficially owned by GSO Palmetto Opportunistic Investment Partners LP and GSO Credit-A Partners LP. Blackstone Holdings I/II GP Inc. is the general partner of each of Blackstone Holdings I L.P. and Blackstone Holdings II L.P. The Blackstone Group L.P. is the controlling shareholder of Blackstone Holdings I/II GP Inc. Blackstone Group Management L.L.C. is the general partner of The Blackstone Group L.P. Blackstone Group Management L.L.C. is wholly-owned by Blackstone’s senior managing directors and controlled by its founder, Stephen A. Schwarzman.

In addition, each of Bennett J. Goodman and J. Albert Smith III may be deemed to have shared voting, investment and/or dispositive power with respect to the shares of Common Stock held by the GSO Funds.

FB Income Advisor, LLC and FSIC II Advisor, LLC are the investment advisers of FSIC and FSIC II, respectively, and in that respect hold discretionary investment authority for them. FSIC is the sole member of Locust Street Funding LLC.

In addition, each of Michael C. Forman, Gerald F. Stahlecker, Zachary Klehr and Sean Coleman may be deemed to have shared voting, investment and/or dispositive power with respect to the shares of Common Stock held by the FS Funds.

The aggregate number and percentage of the shares of Common Stock beneficially owned by each Reporting Person and, for each Reporting Person, the number of shares as to which there is sole power to vote or to direct the vote, shared power to vote or to direct the vote, sole power to dispose or to direct the disposition, or shared power to dispose or to direct the disposition are set forth on rows 7 through 11 and row 13 of the cover pages of this Schedule 13D.

Neither the filing of this Schedule 13D nor any of its contents shall be deemed to constitute an admission that any of the Reporting Persons (other than the GSO/FS Funds to the extent they directly hold the shares of Common Stock reported on this Schedule 13D) is the beneficial owner of the Common Stock referred to herein for purposes of Section 13(d) of the Securities Exchange Act of 1934, as amended, or for any other purpose, and such beneficial ownership is expressly disclaimed. Each Reporting Person expressly disclaims any assertion or presumption that it and the other persons on whose behalf this statement is filed constitute a “group.”

Item 5(c) of Schedule 13D is hereby amended and restated as follows:

(c) Except as set forth herein, none of the Reporting Persons or, to the best of FSIC’s or FSIC II’s knowledge as of the date hereof, any of the persons named in Schedules I and II attached hereto has engaged in any transaction during the past 60 days in any shares of Common Stock.

Item 5(e) of Schedule 13D is hereby amended and restated as follows:

(e) As of February 17, 2014, David J. Adelman ceased serving on the investment committee of each of FB Income Advisor, LLC and FSIC II Advisor, LLC and thus no longer may be deemed to share voting, investment and/or dispositive power with respect to the shares of Common Stock held by the FS Funds. Effective as of May 1, 2015, each of GSO Special Situations Fund LP, GSO Special Situations Overseas Master Fund Ltd. and GSO Special Situations Overseas Fund Ltd. no longer beneficially owned more than 5% of the outstanding shares of Common Stock.

Item 7. Material to be Filed as Exhibits.

Item 7 of this Schedule 13D is hereby amended as follows:

Exhibit A	Joint Filing Agreement, dated October 18, 2016, among the Reporting Persons (filed herewith).

SIGNATURE

After reasonable inquiry and to the best of my knowledge and belief, I certify that the information set forth in this statement is true, complete and correct.

Dated: October 18, 2016

GSO Palmetto Opportunistic Investment Partners LP

By:	GSO Palmetto Opportunistic Associates LLC, its general partner

By:	/s/ Marisa Beeney
	Name:	Marisa Beeney
	Title:	Authorized Signatory

GSO Credit-A Partners LP

By:	GSO Credit-A Associates LLC, its general partner

By:	/s/ Marisa Beeney
	Name:	Marisa Beeney
	Title:	Authorized Signatory

GSO Palmetto Opportunistic Associates LLC

By:	/s/ Marisa Beeney
	Name:	Marisa Beeney
	Title:	Authorized Signatory

GSO Credit-A Associates LLC

By:	/s/ Marisa Beeney
	Name:	Marisa Beeney
	Title:	Authorized Signatory

GSO Special Situations Master Fund LP

By:	GSO Capital Partners LP, its investment advisor

By:	/s/ Marisa Beeney
	Name:	Marisa Beeney
	Title:	Authorized Signatory

GSO Special Situations Fund LP

By:	GSO Capital Partners LP, its investment advisor

By:	/s/ Marisa Beeney
	Name:	Marisa Beeney
	Title:	Authorized Signatory

[Schedule 13D/A - Eastman Kodak Company]

GSO Credit Alpha Trading (Cayman) LP By: GSO Capital Partners LP, its investment advisor

By:	/s/ Marisa Beeney
	Name:	Marisa Beeney
	Title:	Authorized Signatory

GSO Cactus Credit Opportunities Fund LP By: GSO Capital Partners LP, its investment advisor

By:	/s/ Marisa Beeney
	Name:	Marisa Beeney
	Title:	Authorized Signatory

GSO Special Situations Overseas Master Fund Ltd.

By:	GSO Capital Partners LP, its investment advisor

By:	/s/ Marisa Beeney
	Name:	Marisa Beeney
	Title:	Authorized Signatory

GSO Special Situations Overseas Fund Ltd.

By:	GSO Capital Partners LP, its investment advisor

By:	/s/ Marisa Beeney
	Name:	Marisa Beeney
	Title:	Authorized Signatory

GSO Capital Partners LP

By:	/s/ Marisa Beeney
	Name:	Marisa Beeney
	Title:	Authorized Signatory

GSO Holdings I L.L.C.

By:	/s/ John G. Finley
	Name:	John G. Finley
	Title:	Chief Legal Officer

[Schedule 13D/A - Eastman Kodak Company]

GSO Advisor Holdings L.L.C.

By:	Blackstone Holdings I L.P., its sole member

By:	Blackstone Holdings I/II GP Inc., its general partner

By:	/s/ John G. Finley
	Name:	John G. Finley
	Title:	Chief Legal Officer

Blackstone Holdings I L.P.

By:	Blackstone Holdings I/II GP Inc., its general partner

By:	/s/ John G. Finley
	Name:	John G. Finley
	Title:	Chief Legal Officer

Blackstone Holdings II L.P.

By:	Blackstone Holdings I/II GP Inc., its general partner

By:	/s/ John G. Finley
	Name:	John G. Finley
	Title:	Chief Legal Officer

Blackstone Holdings I/II GP Inc.

By:	/s/ John G. Finley
	Name:	John G. Finley
	Title:	Chief Legal Officer

The Blackstone Group L.P.

By:	Blackstone Group Management L.L.C.,
its general partner

By:	/s/ John G. Finley
	Name:	John G. Finley
	Title:	Chief Legal Officer

Blackstone Group Management L.L.C.

By:	/s/ John G. Finley
	Name:	John G. Finley
	Title:	Chief Legal Officer

Stephen A. Schwarzman

/s/ Stephen A. Schwarzman

[Schedule 13D/A - Eastman Kodak Company]

Bennett J. Goodman

By:	/s/ Marisa Beeney
	Name:	Marisa Beeney
	Title:	Attorney-in-Fact

J. Albert Smith III

By:	/s/ Marisa Beeney
	Name:	Marisa Beeney
	Title:	Attorney-in-Fact

[Schedule 13D/A - Eastman Kodak Company]

FS Investment Corporation

By:	/s/ Stephen S. Sypherd
	Name:	Stephen S. Sypherd
	Title:	Vice President

Locust Street Funding LLC

By:	/s/ Stephen S. Sypherd
	Name:	Stephen S. Sypherd
	Title:	Vice President

FS Investment Corporation II

By:	/s/ Stephen S. Sypherd
	Name:	Stephen S. Sypherd
	Title:	Vice President

FB Income Advisor, LLC

By:	/s/ Stephen S. Sypherd
	Name:	Stephen S. Sypherd
	Title:	Managing Director

FSIC II Advisor, LLC

By:	/s/ Stephen S. Sypherd
	Name:	Stephen S. Sypherd
	Title:	Managing Director

Michael C. Forman

/s/ Michael C. Forman

David J. Adelman

/s/ David J. Adelman

Gerald F. Stahlecker

/s/ Gerald F. Stahlecker

Zachary Klehr

/s/ Zachary Klehr

Sean Coleman

/s/ Sean Coleman

[Schedule 13D/A - Eastman Kodak Company]

SCHEDULE I

The following table sets forth the name, present principal occupation or employment, and the name and principal business of the corporation or other organization in which the employment is conducted for each member of FSIC’s board of directors and each executive officer of FSIC. Unless otherwise indicated, each person listed below is a citizen of the United States of America. Unless otherwise indicated, the business address of each such director or executive officer is c/o FS Investment Corporation, 201 Rouse Boulevard, Philadelphia, Pennsylvania 19112.

Directors

Name	Position	Business Address
David J. Adelman	Chief Executive Officer of Campus Apartments, Inc., a developer, owner and manager of student housing	4043 Walnut Street, Philadelphia, PA 19104

Gregory P. Chandler	Chief Financial Officer of Emtec, Inc. and member of board of directors of Emtec Inc., a publicly-traded global information technology services provider	100 Matson Ford Road, Two Radnor Corporate Ctr., Suite 420, Radnor, PA 19087

Michael C. Forman	Chairman and Chief Executive Officer of FSIC

Barry H. Frank	Partner of Archer & Greiner, P.C., a law firm	One Liberty Place, 32nd Floor, 1650 Market Street, Philadelphia, PA 19103

Thomas J. Gravina	Executive Chairman of GPX Enterprises, L.P., a private investment firm, and its affiliates	14 Dartmouth Ln, Haverford, PA 19041

Michael J. Hagan	Co-founder and Managing Partner of Hawk Capital Partners, a private investment firm	1700 Market St., Suite 1005, Philadelphia, PA 19103

Jeffrey K. Harrow	Chairman of Sparks Marketing Group, Inc., a global event marketing agency	2828 Charter Road, Philadelphia, PA 19154

Michael J. Heller	President, Chief Executive Officer and Shareholder of Cozen O’Connor, P.C., a law firm	1900 Market St, Philadelphia, PA 19103

Philip E. Hughes, Jr.	Vice-Chairman of Keystone Industries, an international manufacturing and distribution company	480 S Democrat Rd, Gibbstown, NJ 08027

Pedro A. Ramos	President and Chief Executive Officer of The Philadelphia Foundation, a charitable foundation	1234 Market St, Suite 1800, Philadelphia, PA 19107

Joseph P. Ujobai	Executive Vice President of SEI Investments Company, a provider of investment processing, investment management and investment operations solutions	1 Freedom Valley Drive, Oaks, PA 19456

Executive Officers

Name	Position
Sean Coleman	Managing Director of FSIC

Michael C. Forman	Chief Executive Officer of FSIC

William Goebel	Chief Financial Officer of FSIC

Zachary Klehr	Executive Vice President of FSIC

Brad Marshall	Senior Portfolio Manager of FSIC

Gerald F. Stahlecker	President of FSIC

Stephen S. Sypherd	Vice President, Treasurer and Secretary of FSIC

James F. Volk	Chief Compliance Officer of FSIC

SCHEDULE II

The following table sets forth the name, present principal occupation or employment, and the name and principal business of the corporation or other organization in which the employment is conducted for each member of FSIC II’s board of directors and each executive officer of FSIC II. Unless otherwise indicated, each person listed below is a citizen of the United States of America. Unless otherwise indicated, the business address of each such director or executive officer is c/o FS Investment Corporation II, 201 Rouse Boulevard, Philadelphia, Pennsylvania 19112.

Directors

Name	Position	Business Address
Barbara Adams	Retired

David J. Adelman	Chief Executive Officer of Campus Apartments, Inc., a developer, owner and manager of student housing	4043 Walnut Street, Philadelphia, PA 19104

Stephen T. Burdumy	Chief Operating Officer and General Counsel of Transformative Pharmaceutical Solutions, a pharmaceutical solutions provider	1787 Sentry Parkway West, Building 18, Suite 400, Blue Bell, PA 19422

Michael C. Forman	Chairman and Chief Executive Officer of FSIC II

Richard I. Goldstein	Managing Director of Liberty Associated Partners, LP and Associated Partners, LP, both investment funds	3 Bala Plaza, Suite 502, Bala Cynwyd, PA 19004

Michael J. Heller	President, Chief Executive Officer and Shareholder of Cozen O’Connor, P.C., a law firm	1900 Market St, Philadelphia, PA 19103

Jerel A. Hopkins	Vice President and General Counsel of Delaware Management Holdings, Inc., a diversified asset management firm	2005 Market St, One Commerce Square, 9th Floor, Philadelphia, PA 19103

Robert E. Keith, Jr.	Managing Director of TL Ventures, a venture capital firm	435 Devon Park Drive, 700 Building, Wayne, PA 19087

Paul Mendelson	Senior Advisor for Business Development for Lincoln Investment Planning, Inc., a broker-dealer and registered investment adviser

John E. Stuart	Managing Partner of Strategic Business Options, LLC, a strategic consulting firm

Scott J. Tarte	Chief Executive Officer of Sparks Marketing Group, Inc., a global event marketing agency	2828 Charter Road, Philadelphia, PA 19154

Executive Officers

Name	Position
Michael C. Forman	Chairman, President and Chief Executive Officer of FSIC II

Zachary Klehr	Executive Vice President of FSIC II

Michael Lawson	Chief Financial Officer of FSIC II

Gerald F. Stahlecker	Executive Vice President of FSIC II

Stephen S. Sypherd	Vice President, Treasurer and Secretary of FSIC II

James F. Volk	Chief Compliance Officer of FSIC II